EXHIBIT 99.1

XOMA Reports First Quarter 2020 Financial Results and Provides COVID-19 Business Update

EMERYVILLE, Calif., May 05, 2020 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq: XOMA) reported its first quarter 2020 financial results and provided a COVID-19 business update.

“Our first priority is to ensure the safety and well-being of our employees, our consultants, and our partners during the global COVID-19 pandemic.  Our small team has been set up from Day One of XOMA’s strategic pivot to be fully capable of working remotely from anywhere around the globe, and we have maintained business continuity during the shelter-in-place directives.  I am proud of the team and every member’s dedication to our mission of funding tomorrow’s therapeutic breakthroughs by acquiring the future potential milestone and royalty revenues associated with clinical-stage partnered assets,” stated Jim Neal, Chief Executive Officer of XOMA.

“Today’s challenging capital market dynamics are expected to provide us with additional and more diverse acquisition opportunities to build our milestone and royalty portfolio.  With more than $53 million in cash at the end of the first quarter, our low-cost infrastructure, and a strict discipline on capital deployment, we are in a healthy financial position.  We recognize the challenges that COVID-19 is having on our partners as they enroll and conduct clinical trials, and these challenges may impact the timing of receipt of potential milestone payments, including payments we anticipated from Rezolute, Inc.  In order to preserve cash, we have identified certain non-core expenses that we can defer or eliminate to further extend our cash runway.

“In the meantime, our partners remain committed to their missions of providing new therapies to patients in need.  For example, at the end of March, Compugen dosed the first patient in its Phase 1 clinical trial studying COM902, an immune-oncology therapeutic antibody targeting TIGIT, in patients with advanced malignancies.  Earlier in March, we announced a license agreement with Zydus that we anticipate could lead to a novel IL-2 antibody based immuno-oncology therapy for cancer patients.  We remain positive as non-COVID-19 medical advances are happening across the healthcare industry, and XOMA will continue to play a role in improving human health,” Mr. Neal concluded.

Financial Results
XOMA recorded total revenues of $0.8 million for the first quarter of 2020, compared to $8.1 million for the first quarter of 2019.  The decrease for the three months ended March 31, 2020, as compared to the same period in 2019, was primarily due to $8.0 million of license fee revenue recognized in the first quarter of 2019 under our license agreement with Rezolute.

Research and development expenses were $0.1 million for the first quarter of 2020, compared to $0.3 million for the first quarter of 2019.  The decrease for the three months ended March 31, 2020, compared to the same period in 2019, was due to a $0.2 million decrease in salary and related expenses.

General and administrative (“G&A”) expenses were $6.4 million for the first quarter of 2020, compared to $5.9 million for the first quarter of 2019.  The increase of $0.5 million for the three months ended March 31, 2020, as compared to the same period of 2019, was primarily due to $1.4 million recognized in bad debt expense and an increase of $0.3 million in professional fees, partially offset by a decrease of $1.2 million in facilities costs due to the early termination of our legacy leases in Berkeley, California, in December 2019.

In the first quarter of 2020, G&A expenses included $1.8 million in stock-based compensation and $1.4 million in bad debt expense, which are non-cash expenses.  The Company’s net cash used in operations was $2.3 million during the first quarter of 2020.

In the first quarter of 2020, XOMA recorded $0.5 million in total interest expense, as compared to $0.4 million in the corresponding period of 2019, both of which reflect the Company’s outstanding loan balances with Silicon Valley Bank and Novartis.

For the quarter ended March 31, 2020, XOMA recorded total other expense, net of $0.1 million.  For the quarter ended March 31, 2019, XOMA reported total other income, net of $1.7 million, which included sublease income of $0.8 million and a change in the fair value of the long-term equity securities held by the Company of $0.7 million.  As a result of the early termination of XOMA’s legacy leases in December 2019, it is no longer a party to any subleases, which is reflected in the total other expenses reported during first quarter of 2020.

Net loss for the first quarter of 2020 was $4.8 million, compared to net income of $3.2 million for the first quarter of 2019.  The net income for the first quarter of 2019 was due primarily to the revenue recognized in 2019 as previously discussed.

On March 31, 2020, XOMA had cash of $53.3 million.  The Company ended December 31, 2019, with cash of $56.7 million.  The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation
XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies.  The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas.  Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics.  The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding.  For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic.  These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic.  Other potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings.  Consider such risks carefully when considering XOMA's prospects.  Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date.  XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development.  Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

XOMA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Revenue from contracts with customers	$500	$8,026
Revenue recognized under units-of-revenue method	304	105
Total revenues	804	8,131

Operating expenses:
Research and development	62	256
General and administrative	6,358	5,939
Total operating expenses	6,420	6,195

(Loss) income from operations	(5,616)	1,936

Other (expense) income, net:
Interest expense	(542)	(429)
Other (expense) income, net	(126)	1,726
(Loss) income before income tax	(6,284)	3,233
Income tax benefit	1,526	-

Net (loss) income and comprehensive (loss) income	$(4,758)	$3,233

Net (loss) income and comprehensive (loss) income available to common stockholders, basic	$(4,758)	$1,881
Net (loss) income and comprehensive (loss) income available to common stockholders, diluted	$(4,758)	$1,935
Basic net (loss) income per share available to common stockholders	$(0.49)	$0.22
Diluted net (loss) income per share available to common stockholders	$(0.49)	$0.21
Weighted average shares used in computing basic net (loss) income per share available to common stockholders	9,761	8,706
Weighted average shares used in computing diluted net (loss) income per share available to common stockholders	9,761	9,324

XOMA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$53,312	$56,688
Trade and other receivables, net	1,312	2,933
Income tax receivable	1,526	-
Prepaid expenses and other current assets	205	352
Total current assets	56,355	59,973
Property and equipment, net	28	34
Operating lease right-of-use assets	473	510
Long-term royalty receivables	34,375	34,375
Equity securities	408	681
Other assets	151	151
Total assets	$91,790	$95,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$717	$614
Accrued and other liabilities	709	945
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	167	163
Unearned revenue recognized under units-of-revenue method	1,267	1,096
Contract liabilities	798	798
Current portion of long-term debt	6,390	5,184
Total current liabilities	10,123	8,875
Unearned revenue recognized under units-of-revenue method – long-term	14,842	15,317
Long-term debt	25,141	27,093
Long-term operating lease liabilities	365	408
Other liabilities – long-term	200	43
Total liabilities	50,671	51,736

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 6,256 shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 9,761,901 and 9,758,583 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	73	73
Additional paid-in capital	1,240,188	1,238,299
Accumulated deficit	(1,199,142)	(1,194,384)
Total stockholders’ equity	41,119	43,988
Total liabilities and stockholders’ equity	$91,790	$95,724

Investor contact:
Juliane Snowden
Oratorium Group, LLC
+1 646-438-9754
jsnowden@oratoriumgroup.com

Media contact:
Kathy Vincent
KV Consulting & Management
+1 310-403-8951
kathy@kathyvincent.com